For Immediate Release
Contact:	Margie Morse	NASDAQ: FIBK
	Investor Relations Officer First Interstate BancSystem, Inc. (406) 255-5053 investor.relations@fib.com	www.FIBK.com

First Interstate BancSystem, Inc. Restructures Executive Leadership Team

January 23, 2018, BILLINGS, MT - First Interstate BancSystem, Inc. (NASDAQ: FIBK) announced the restructure and realignment of its Executive Leadership Team.

In alignment with the Company’s values and strategic growth objectives, the Company appointed Renee Newman its Executive Vice President and Chief Banking Officer and Jodi Delahunt Hubbell its Executive Vice President and Chief Operating Officer. Both Ms. Newman and Ms. Delahunt Hubbell joined the Company in October 2017.

In her new role, Ms. Newman is responsible for all client-facing channels, including the branch banking network, digital, ATM strategies, the contact center, the client experience, wealth management, marketing, and communications. Ms. Newman will work closely with Bill Gottwals, Director of Banking, to align all branches across the Company’s six-state footprint.

Ms. Delahunt Hubbell initially joined the Company as the Chief Banking Officer for the Company’s West Division, which includes Idaho, Oregon, and Washington. As the Chief Operating Officer, she now oversees all operations functions across the Company.

“Throughout our Company, we have tremendously talented people,” stated Kevin Riley, President and Chief Executive Officer. “One of my biggest responsibilities is to ensure we have the right people, in the right roles, focused on the right priorities. I’m extremely excited about and confident in our leadership team. We’re starting the year strong and I look forward to the great results we will deliver to all our stakeholders throughout 2018 and beyond,” he continued.

About First Interstate BancSystem, Inc.:

First Interstate BancSystem, Inc. is a financial services holding company headquartered in Billings, Montana; it is the parent company of First Interstate Bank. First Interstate Bank is a community bank with $12.2 billion in assets as of September 30, 2017, delivering financial solutions through 126 locations across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. As a recognized leader in community banking services, First Interstate is guided by strong values as well as a commitment to delivering long-term organic growth by exceeding client expectations and supporting, with leadership and resources, the communities it serves. Learn more at https://www.firstinterstatebank.com.

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